Exhibit 99.1
FOR IMMEDIATE RELEASE:
Wednesday, October 15, 2008
COMMERCE BANCSHARES, INC. REPORTS THIRD
QUARTER EARNINGS PER SHARE
     Commerce Bancshares, Inc. announced earnings of $.36 per share for the three months ended September 30, 2008, a decrease of 53.2% compared to $.77 per share in the third quarter of 2007. Net income for the third quarter amounted to $26.5 million compared with $55.9 million in the same period last year. The quarter was affected by the Company’s previously announced purchase of auction rate securities from its customers, which resulted in a pre-tax non-cash expense of $33.0 million, or $.29 per share. Additionally, the Company elected to increase its allowance for loan losses by $10.8 million this quarter, raising the allowance from 1.31% to 1.42% of average outstanding loans.
     For the nine months ended September 30, 2008, earnings per share totaled $2.02 compared to $2.22 for the first nine months of last year. Net income amounted to $146.6 million in 2008 compared with $163.0 million in 2007. For the first nine months of 2008, the return on average assets was 1.2%, and the return on average equity was 12.3%.
     In making this announcement, David W. Kemper, Chairman and CEO, said, “Against a backdrop of significant economic challenges facing our economy and the entire banking industry, we are pleased to report continued solid revenue growth this quarter. Net interest income grew by 12% over the same quarter last year as a result of a 6% increase in earning assets and improved net interest margins. Additionally, bankcard fees grew 11% during the third quarter compared with the same period last year reflecting continued strong growth in merchant, debit and corporate card fees. During the quarter, we elected to purchase, from our customers, auction rate securities totaling $530 million. Due to the temporary illiquid nature of these securities, under fair value accounting rules, we recorded a non-cash loss of $33.0 million. Excluding this item, non-interest expense in the current quarter remained well controlled and was up only 1% compared to the prior quarter.”
     Mr. Kemper continued, “The Company’s strong capital base of $1.6 billion has grown 7% over the same period last year; our liquidity levels are significant and improving. During the quarter, net loan charge-offs totaled $18.7 million, up from $14.5 million in the previous quarter, principally as a result of higher non-mortgage consumer loan losses. Non-performing assets, consisting of non-accrual loans and foreclosed property, grew this quarter from $36.7 million to $46.2 million, primarily because of the continued weak environment for residential construction. Non-performing assets represent a modest .42% of outstanding loans. Given the current economic conditions, during the quarter we elected to increase our allowance for loan losses by $10.8 million to $156 million. This allowance now represents 375% of total non-accrual loans and 1.42% of outstanding loans.”

     Total assets at September 30, 2008 were $17.0 billion, total loans were $11.4 billion, and total deposits were $12.3 billion. The Company’s bank financial strength rating was recently reaffirmed by Moody’s, and this rating ranks the bank among the top five of the fifty largest banks in the country.
     Late in the afternoon on October 14, 2008, Visa, Inc. issued a press release disclosing the settlement of its litigation with Discover Financial Services. The terms of the settlement and any potential impact on the Company’s third quarter earnings from indemnification charges (as disclosed in the most recent Form 10-K) is unknown at this time. It is anticipated that the details and any effect will be reflected in the Company’s Form 10-Q.
     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in over 360 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, and private equity activities.
Summary of Non-Performing Assets and Past Due Loans

(Dollars in thousands)	6/30/08	9/30/08	9/30/07

Non-Accrual Loans	$29,184	$41,600	$25,962
Foreclosed Real Estate	$7,525	$4,622	$15,408
Total Non-Performing Assets	$36,709	$46,222	$41,370
Non-Performing Assets to Loans	.33%	.42%	.40%
Non-Performing Assets to Total Assets	.22%	.27%	.26%

Loans 90 Days & Over Past Due — Still Accruing	$26,293	$31,878	$19,227

     The financial news release, including management’s discussion of third quarter results, is posted to the Company’s web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 419248, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Nine Months Ended
	June 30	Sept. 30	Sept. 30	Sept. 30	Sept. 30
(Unaudited)	2008	2008	2007	2008	2007

FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$144,779	$151,564	$135,262	$436,450	$400,605
Taxable equivalent net interest income	147,244	154,423	137,357	443,950	407,190
Non-interest income	102,733	95,593	95,137	290,486	273,480
Investment securities gains, net	1,008	1,149	1,562	25,480	4,964
Provision for loan losses	18,000	29,567	11,455	67,567	28,670
Non-interest expense	147,423	181,653	139,093	469,831	411,861
Net income	55,979	26,487	55,898	146,633	162,968
Cash dividends	18,000	18,018	17,133	54,003	51,811
Net total loan charge-offs	14,491	18,734	11,456	45,122	28,669
Business charge-offs	1,049	1,775	1,853	2,315	2,546
Consumer credit card charge-offs	7,935	8,314	5,331	22,842	17,092
Consumer charge-offs	4,530	6,060	2,318	14,546	5,996
Home equity charge-offs	136	208	131	338	241
Real estate — construction charge-offs	203	1,217	605	2,194	1,475
Real estate — business charge-offs	39	257	744	1,198	307
Real estate — personal charge-offs	73	182	71	356	125
Overdraft charge-offs	526	721	403	1,333	887
Per share:
Net income — basic	$0.78	$0.36	$0.78	$2.04	$2.25
Net income — diluted	$0.77	$0.36	$0.77	$2.02	$2.22
Cash dividends	$0.250	$0.250	$0.238	$0.750	$0.714
Diluted wtd. average shares o/s	72,436	72,545	72,707	72,460	73,427

RATIOS
Average loans to deposits (1)	92.30%	93.29%	88.67%	92.46%	88.06%
Return on total average assets	1.37%	0.64%	1.43%	1.20%	1.42%
Return on total average stockholders’ equity	14.12%	6.52%	15.10%	12.32%	14.88%
Non-interest income to revenue (2)	41.51%	38.68%	41.29%	39.96%	40.57%
Efficiency ratio (3)	59.10%	73.07%	59.81%	64.17%	60.64%

AT PERIOD END
Book value per share based on total stockholders’ equity	$22.32	$22.20	$20.75
Market value per share	$39.66	$46.40	$43.70
Allowance for loan losses as a percentage of loans	1.31%	1.42%	1.28%
Tier I leverage ratio	9.03%	9.12%	8.79%
Common shares outstanding	71,934,900	72,096,667	71,878,511
Shareholders of record	4,539	4,487	4,623
Number of bank/ATM locations	366	367	360
Full-time equivalent employees	5,181	5,202	5,077

		Sept. 30	Sept. 30
OTHER YTD INFORMATION		2008	2007

High market value per share		$52.99	$48.35
Low market value per share		$36.50	$41.22

(1)	Includes loans held for sale

(2)	Revenue includes net interest income and non-interest income.

(3)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Nine Months Ended
(Unaudited)	June 30	Sept. 30	Sept. 30	Sept. 30	Sept. 30
(In thousands, except per share data)	2008	2008	2007	2008	2007

INTEREST INCOME
Interest and fees on loans	$161,007	$161,816	$188,863	$497,161	$549,142
Interest and fees on loans held for sale	3,623	3,774	5,049	11,314	17,314
Interest on investment securities	41,310	41,749	38,011	123,956	112,800
Interest on federal funds sold and securities purchased under agreements to resell	2,264	2,125	6,351	7,790	20,093

Total interest income	208,204	209,464	238,274	640,221	699,349

INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	14,353	14,802	31,173	49,769	88,622
Time open and C.D.’s of less than $100,000	20,468	16,128	28,541	61,855	82,777
Time open and C.D.’s of $100,000 and over	13,886	11,542	18,812	42,728	55,291
Interest on other borrowings	14,718	15,428	24,486	49,419	72,054

Total interest expense	63,425	57,900	103,012	203,771	298,744

Net interest income	144,779	151,564	135,262	436,450	400,605
Provision for loan losses	18,000	29,567	11,455	67,567	28,670

Net interest income after provision for loan losses	126,779	121,997	123,807	368,883	371,935

NON-INTEREST INCOME
Deposit account charges and other fees	28,260	27,854	30,148	83,189	86,740
Bank card transaction fees	29,394	29,317	26,409	85,019	75,347
Trust fees	20,286	20,518	19,823	60,917	58,448
Consumer brokerage services	3,411	3,439	3,056	10,259	9,431
Trading account profits and commissions	3,183	2,604	2,174	9,951	5,475
Loan fees and sales	1,150	1,594	2,919	4,884	6,916
Other	17,049	10,267	10,608	36,267	31,123

Total non-interest income	102,733	95,593	95,137	290,486	273,480

INVESTMENT SECURITIES GAINS, NET	1,008	1,149	1,562	25,480	4,964

NON-INTEREST EXPENSE
Salaries and employee benefits	83,247	83,766	77,312	250,023	230,335
Net occupancy	10,805	11,861	11,572	34,735	34,205
Equipment	6,244	6,122	5,761	18,273	17,875
Supplies and communication	8,545	9,276	8,546	26,545	25,638
Data processing and software	14,159	14,229	12,697	41,951	36,657
Marketing	5,447	4,926	4,775	15,660	13,952
Loss on purchase of auction rate securities	299	32,967	—	33,266	—
Other	18,677	18,506	18,430	49,378	53,199

Total non-interest expense	147,423	181,653	139,093	469,831	411,861

Income before income taxes	83,097	37,086	81,413	215,018	238,518
Less income taxes	27,118	10,599	25,515	68,385	75,550

NET INCOME	$55,979	$26,487	$55,898	$146,633	$162,968

Net income per share — basic	$0.78	$0.36	$0.78	$2.04	$2.25

Net income per share — diluted	$0.77	$0.36	$0.77	$2.02	$2.22

Cash dividends per common share	$0.250	$0.250	$0.238	$0.750	$0.714

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	June 30	Sept. 30	Sept. 30
(In thousands)	2008	2008	2007
ASSETS
Loans	$11,116,274	$10,985,789	$10,451,029
Allowance for loan losses	(145,198)	(156,031)	(133,588)

Net loans	10,971,076	10,829,758	10,317,441

Loans held for sale	329,122	392,697	303,658
Investment securities:
Available for sale	3,628,061	3,659,488	3,411,804
Trading	21,923	12,353	17,189
Non-marketable	132,991	153,423	93,086

Total investment securities	3,782,975	3,825,264	3,522,079

Federal funds sold and securities purchased under agreements to resell	466,165	457,295	520,484
Cash and due from banks	620,472	496,970	543,626
Land, buildings and equipment — net	406,446	409,676	403,747
Goodwill	125,585	125,585	125,088
Other intangible assets — net	19,348	18,299	22,322
Other assets	297,274	396,791	265,864

Total assets	$17,018,463	$16,952,335	$16,024,309

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$1,398,766	$1,187,334	$1,148,991
Savings, interest checking and money market	7,481,065	7,451,845	6,971,076
Time open and C.D.’s of less than $100,000	2,104,566	2,018,444	2,398,877
Time open and C.D.’s of $100,000 and over	1,551,228	1,654,464	1,432,831

Total deposits	12,535,625	12,312,087	11,951,775
Federal funds purchased and securities sold under agreements to repurchase	1,613,801	1,559,975	2,059,095
Other borrowings	1,075,685	1,250,510	345,749
Other liabilities	187,812	229,338	176,124

Total liabilities	15,412,923	15,351,910	14,532,743

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	360,125	360,935	352,330
Capital surplus	476,497	482,441	421,733
Retained earnings	753,490	761,959	794,779
Treasury stock	(172)	(161)	(91,040)
Accumulated other comprehensive income (loss)	15,600	(4,749)	13,764

Total stockholders’ equity	1,605,540	1,600,425	1,491,566

Total liabilities and stockholders’ equity	$17,018,463	$16,952,335	$16,024,309

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCES

	For the Three Months Ended			For the Nine Months Ended
(Unaudited)	June 30	Sept. 30	Sept. 30	Sept. 30	Sept. 30
(Dollars in thousands)	2008	2008	2007	2008	2007

Loans:
Business	$3,549,811	$3,473,797	$3,103,903	$3,509,030	$3,075,994
Real estate — construction	699,502	698,420	705,232	694,119	670,077
Real estate — business	2,282,139	2,324,683	2,220,136	2,280,431	2,197,714
Real estate — personal	1,510,346	1,508,736	1,538,279	1,515,084	1,514,058
Consumer	1,675,389	1,717,075	1,605,879	1,676,139	1,529,894
Home equity	466,240	479,025	446,208	468,060	440,030
Consumer credit card	785,451	790,303	670,973	779,025	650,345
Overdrafts	10,662	12,381	14,468	12,387	12,701

Total loans	10,979,540	11,004,420	10,305,078	10,934,275	10,090,813

Loans held for sale	331,366	352,283	293,610	332,134	332,944
Investment securities (excluding unrealized gains and losses):
Available for sale	3,414,176	3,352,799	3,222,014	3,354,667	3,235,568
Trading	22,312	23,278	16,343	31,834	19,768
Non-marketable	129,495	144,476	98,177	128,525	88,645

Total investment securities	3,565,983	3,520,553	3,336,534	3,515,026	3,343,981

Federal funds sold and securities purchased under agreements to resell	421,539	419,628	511,834	444,042	523,747

Total interest earning assets	15,298,428	15,296,884	14,447,056	15,225,477	14,291,485

Total assets	16,404,444	16,387,099	15,529,022	16,340,131	15,340,914

Deposits:
Non-interest bearing deposits	660,063	668,191	660,681	663,087	643,702
Interest bearing deposits:
Savings	409,848	410,201	392,317	400,551	398,660
Interest checking	186,802	185,984	211,469	191,506	190,180
Money market	7,226,086	7,312,621	6,814,225	7,172,071	6,781,490
Time open & C.D.’s of less than $100,000	2,186,889	2,041,276	2,389,019	2,181,529	2,348,467
Time open & C.D.’s of $100,000 and over	1,585,354	1,554,804	1,485,637	1,576,578	1,474,521

Total interest bearing deposits	11,594,979	11,504,886	11,292,667	11,522,235	11,193,318

Total deposits	12,255,042	12,173,077	11,953,348	12,185,322	11,837,020

Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,419,523	1,368,050	1,628,453	1,471,561	1,688,512
Other borrowings	998,506	1,103,224	346,076	944,516	225,125

Total borrowings	2,418,029	2,471,274	1,974,529	2,416,077	1,913,637

Total interest bearing liabilities	14,013,008	13,976,160	13,267,196	13,938,312	13,106,955
Total stockholders’ equity	1,594,110	1,616,468	1,468,600	1,590,222	1,464,118

Net yield on interest earning assets (tax-equivalent basis)	3.87%	4.02%	3.77%	3.89%	3.81%

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2008
For the quarter ended September 30, 2008, net income amounted to $26.5 million, a decline of $29.4 million from the same quarter last year and a decline of $29.5 million from the previous quarter. For the current quarter, the return on average assets was .64%, the return on average equity was 6.5%, and the efficiency ratio was 73.1%. The current quarter included a charge against earnings of $33.0 million as a result of the Company’s previously announced purchase of auction rate securities from its customers. Additionally, the Company increased its allowance for loan losses by $10.8 million this quarter. The 2nd quarter of 2008 included a pre-tax gain of $6.9 million on the sale of a small branch in southeast Kansas.
Balance Sheet Review
During the 3rd quarter of 2008, average loans, excluding loans held for sale, increased $24.9 million, or .2%, compared to the previous quarter, representing annualized growth of less than 1%. Also, average loans increased $699.3 million, or 6.8%, this quarter compared to the same period last year. Overall during the quarter, the increase in average loans compared with the previous quarter consisted mainly of growth in business real estate ($42.5 million), consumer ($41.7 million) and home equity line of credit loans ($12.8 million), offset by a $76.0 million decline in business loans. The decline in average business loans resulted from decreases in loans to a number of agribusiness customers, coupled with seasonal reductions in line of credit usage from several larger borrowers. The growth in average business real estate loans this quarter was due to new lending and greater line of credit usage, mostly occurring in the 2nd quarter, but affecting 3rd quarter averages. Growth in consumer loans was mainly due to higher lending totals for both auto and marine/recreational loans. During the 3rd quarter, the Company elected to reduce its loan originations for certain types of marine and recreational vehicle loans due to current economic conditions.
Available for sale investment securities (excluding fair value adjustments) decreased on average by $61.4 million to $3.4 billion this quarter compared with the previous quarter. Period end investment securities balances (excluding fair value adjustments) totaled $3.7 billion, or $64.2 million greater than at June 30, 2008. During the current quarter, the Company purchased from its customers $529.9 million par of auction rate securities which had become illiquid. These securities were recorded in the municipal category. Maturities and principal pay-downs of securities totaled $232.5 million, while the Company reinvested $168.0 million in mortgage-backed securities, $1.3 million in U.S. treasury securities, and $535 thousand in other municipal securities. During the current quarter, $375.1 million of investments in government mutual funds were sold, of which $312.0 million related to a specific repurchase agreement transaction mentioned in the previous quarterly discussion.
Total average deposits decreased $82.0 million, or .7%, during the 3rd quarter of 2008 compared to the previous quarter, and increased $219.7 million, or 1.8%, compared to the 3rd quarter of 2007. Compared to the previous quarter, the decline in average deposits resulted from decreases in certificates of deposit ($176.2 million), partly offset by an increase in money market accounts ($86.5 million). The average loans to deposits ratio in the current quarter was 93.3%, compared to 92.3% in the previous quarter.
During the current quarter, the Company’s average borrowings increased $53.2 million compared to the prior quarter. This overall increase was mainly due to increases in funding from the Federal Home Loan Bank ($158.5 million) but was partly offset by lower average borrowings from the Federal Reserve Bank ($53.8 million) and a reduction in federal funds purchased and repurchase agreements of $51.5 million.
Net Interest Income
Net interest income in the 3rd quarter of 2008 amounted to $151.6 million, an increase of $6.8 million, or 4.7%, compared with the previous quarter and an increase of $16.3 million, or 12.1%, compared to the 3rd quarter of last year. During the 3rd quarter of 2008, the net yield on earning assets (tax equivalent) was 4.02%, compared with 3.87% in the previous quarter and 3.77% in the same period last year.
The increase of $6.8 million in net interest income in the 3rd quarter of 2008 over the previous quarter was primarily the result of lower rates paid and lower average balances on deposits, coupled with higher average loan balances and higher rates earned on investment securities. Interest income on loans (tax equivalent) increased by $843 thousand this quarter, mainly due to an increase in business real estate and consumer loans. The Company earned higher rates on consumer credit card loans this quarter, partly offset by lower rates earned on business and business real estate loans. Interest income on investment securities increased $757 thousand (tax equivalent) as a result of higher rates earned on the portfolio. This increase was partly offset by lower overall average balances in the portfolio, except in municipal obligations which increased due to the auction rate security purchases mentioned earlier.
Interest expense on deposits declined $6.2 million in the 3rd quarter of 2008 compared with the previous quarter as a result of lower rates paid on certificates of deposit, in addition to lower average certificates of deposit balances. Interest expense on other borrowings increased $710 thousand due to higher balances outstanding of Federal Home Loan Bank advances. This increase was partly offset by declines in other borrowings and lower rates paid on federal funds purchased.
The overall tax equivalent yield on interest earning assets in the 3rd quarter decreased 2 basis points from the previous quarter to 5.52%, while the overall cost of interest bearing liabilities decreased 17 basis points to 1.65%.
Non-Interest Income
For the 3rd quarter of 2008, total non-interest income amounted to $95.6 million, an increase of .5% compared to $95.1 million in the same period last year, and a decrease of 7.0% compared to $102.7 million recorded in the previous

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2008
quarter. The decline in non-interest income from the 2nd quarter of 2008 was partly due to a pre-tax gain of $6.9 million on the sale of a bank branch in the previous quarter. The increase in non-interest income over the 3rd quarter of last year resulted mainly from continued double-digit growth in bank card, brokerage and bond trading income. Bank card fees for the quarter increased 11.0% over the 3rd quarter of last year, primarily due to growth in fees earned on debit, merchant and corporate card transactions, which grew by 9.5%, 9.1% and 27.3%, respectively. Trust fees for the quarter increased 3.5% over the same period last year mainly as a result of growth in personal trust fees (up 7.2%) but were partly offset by lower institutional trust fee income. Deposit account fees declined 7.6% this quarter from the same period last year as a result of a 10.9% decline in overdraft fee income, offset by growth in corporate cash management fees of 5.9%. Overdraft fee income was negatively impacted by lower transaction volume compared to the same quarter last year. Brokerage fee income for the current quarter totaled $3.4 million, an increase of 12.5% over the same period last year, and bond trading income for the quarter increased 19.8%. Gains on sales of student loans in the current quarter declined $1.3 million as fewer loans were sold this quarter.
The ratio of non-interest income to total revenue was 38.7% in the 3rd quarter of 2008 compared with 41.3% in the same period last year. The decline in the ratio of non-interest income to total revenue was mainly due to the large increase in net interest income this quarter, which was up 12.1% compared to last year.
Investment Securities Gains and Losses
Net securities gains amounted to $1.1 million in the 3rd quarter of 2008, compared to net gains of $1.0 million in the previous quarter and net gains of $1.6 million in the same quarter last year. Net gains in the current quarter were mostly related to fair value adjustments on certain of the Company’s private equity investments. Minority interest expense (recorded in non-interest expense) related to the fair value adjustments on private equity investments was not significant.
Non-Interest Expense
Non-interest expense for the current quarter amounted to $181.7 million, an increase of $42.6 million compared with amounts recorded in the same period last year. As described previously, non-interest expense for the current quarter includes a non-cash pre-tax loss of $33.0 million related to the purchase of auction rate securities from customers. Exclusive of this item, non-interest expense would have amounted to $148.7 million or an increase of 6.9% over the previous year, and only .9% higher than the previous quarter. Compared to the 3rd quarter of last year, salaries and benefits expense increased $6.5 million, or 8.3%, resulting partly from increased staffing related to several growth initiatives, higher incentives earned, and increased medical costs. Full-time equivalent employees totaled 5,202 and 5,077 at September 30, 2008 and 2007, respectively.
Compared with the 3rd quarter of last year, occupancy costs increased 2.5% and were well controlled. Equipment costs and supplies and communications costs increased by 6.3% and 8.5%, respectively, but were both affected by certain non-recurring expense reductions recorded in the previous year, totaling $605 thousand combined. Exclusive of these non-recurring reductions in the prior year, equipment expense would have been flat with the previous year while supplies and communications would have shown growth of 4.8%. Data processing costs increased 12.1%, mainly reflecting higher bank card processing costs which increased in relation to higher bank card revenues this quarter.
Income Taxes
The effective tax rate for the Company was 28.6% for the current quarter, compared with 32.6% in the previous quarter and 31.3% in the 3rd quarter of 2007. The lower effective tax rate this quarter was the result of lower pre-tax income, largely due to the loss on auction rate securities and the higher loan loss provision recorded this quarter.
Credit Quality
Net loan charge-offs for the 3rd quarter of 2008 amounted to $18.7 million, compared with $14.5 million in the prior quarter and $11.5 million in the 3rd quarter of last year. The increase in net charge-offs in the 3rd quarter of 2008 compared to the previous quarter was mainly the result of a combined increase of $1.9 million in consumer banking and consumer credit card loan losses, coupled with a $1.0 million increase in construction loan net charge-offs, which was mainly the result of one large construction loan charge-off. Additionally, business loan net charge-offs this quarter included $1.1 million relating to an equipment loan. Combined net loan charge-offs for business, business real estate and construction loans totaled $5.7 million year-to-date, up $1.4 million from amounts reported for the first nine months of 2007. The ratio of annualized net loan charge-offs to total average loans was .68% in the current quarter compared to .53% in the previous quarter.
For the 3rd quarter of 2008, annualized net charge-offs on average consumer credit card loans increased to 4.19%, compared with 4.06% in the previous quarter and 3.15% in the same period last year. Additionally, consumer loan net charge-offs for the quarter amounted to 1.40% of average consumer loans, compared to 1.09% in the previous quarter and .57% in the same quarter last year. The provision for loan losses for the quarter totaled $29.6 million, and was $11.6 million higher than the previous quarter and $18.1 million higher than the 3rd quarter of 2007. The Company increased the allowance for loan losses by $10.8 million, reflecting greater risk in the broader economy. The allowance for loan losses at September 30, 2008 amounted to $156.0 million, or 1.42% of total loans, excluding loans held for sale, and was 375% of total non-accrual loans.
Total non-performing assets amounted to $46.2 million, an increase of $9.5 million over the previous quarter, and represented .42% of loans outstanding. Non-performing assets are comprised of non-accrual loans ($41.6 million) and foreclosed real estate ($4.6 million). Loans past due more than 90 days and still accruing interest totaled $31.9 million at September 30, 2008.

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2008
Other
The Company maintains a treasury stock buyback program. The Company’s purchases of treasury stock during the current quarter were not significant. During the quarter the Company’s Bank Strength Rating was reaffirmed by Moody’s and remains among the top 5 of the fifty largest banks in the country.
Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.